Exhibit 99.2

Pixelworks, Inc. Q4 2019 Conference Call
February 6, 2020

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2019 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Elias Nader.
Elias Nader
Thank you. Good afternoon, everyone, and thank you for joining us today. With us on today's call is Todd DeBonis, Pixelworks' President and CEO. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the fourth quarter and full year 2019.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the company's beliefs as of today, Thursday, February 6, 2020. And we undertake no obligation to update any such statements or reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2018, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income loss, and net income loss per share. These non-GAAP measures exclude gain on sale of patents, deferred revenue fair value adjustment, inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, restructuring expenses, gain on extinguishment of convertible debt, and discount accretion on convertible debt fair value.
The company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. But we caution investors to consider these measures in addition to, not as a substitute for, nor superior to the company's consolidated financial results as presented in accordance with GAAP.
Also included in the company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Elias and good afternoon to everyone joining us on today’s call.
Starting with a quick overview of our financial results for the quarter, consolidated revenue was $16.0 million, which was the midpoint of our guidance. At a high-level, activity within our respective end markets played-out as we anticipated, with continued momentum and triple-digit growth in mobile resulting in record mobile revenue that exceeded 20% of total revenue in the quarter. We also saw the expected decline in both projector and video delivery, as those markets work through previously indicated inventory corrections. Gross margin and operating expenses were each within our targeted range, and adjusted loss for the quarter came in at the top-end of guidance.
Looking first at our Digital Projector business - the overall market dynamics and profile of end market demand has remained very consistent with the commentary we provided on our third quarter conference call. As a result of broad global macroeconomic headwinds, ongoing trade tensions and slowing growth in China, the professional projector market declined approximately 15% in 2019 according to PMA. Combined with what we would characterize as first quarter seasonality in the projector market, we anticipate subdued demand to extend through at least the first quarter.

Also in Q1, we expect to begin ramping more meaningful shipments of our next-generation SoC to our large co-development customer. And as we previously communicated, we continue to believe that this transition will happen throughout 2020. Also previously stated projector revenues will be impacted by the lower ASP’s of the new SoC, but we will see overall margin improvement in our projector business as all of our customers transition to our newest SoC’s.
Turning to our Video Delivery business - as anticipated, revenue declined sequentially in the fourth quarter as a result of an inventory correction in the Japanese consumer market for consumer PVRs and set-top boxes. Consistent with what we indicated on our previous conference call, the decline in forecast and bookings we observed from our lead customer during the third quarter was a result of softer pull-through on end products by Japanese consumers. Despite this moderation in video delivery revenue during the fourth quarter related to our customers working down channel inventory, for the full year video delivery revenue grew 23% over 2018.
Outside of Japan, we saw a continuation of the renewed demand and increased shipments during the quarter of our XCode transcoders for new OTA devices here in the U.S. As announced in late December, Pixelworks’ advanced transcoding SoC provides the OTA streaming and recording capability incorporated into the recently launched AirTV 2 OTA DVR. For those not familiar with AirTV, which along with Sling are wholly owned subsidiaries of DISH - the AirTV 2 is a Wi-Fi-enabled network tuner that delivers free local over-the-air TV channels in HD to nearly any smartphone, leading smart TVs or streaming media devices. In addition to the unique ability to integrate these live local OTA channels into Sling TV’s channel guide, the AirTV 2 device allows users to watch and record live OTA broadcast channels from both inside the home and anywhere in the U.S. Combined with our ongoing support of other smaller independent in-home media device customers, we generated record revenue from our OTA transcoders in the fourth quarter.
Looking beyond the first quarter, we are well positioned on engagements for multiple next-generation in-home media and OTA devices. Combined with an anticipated increase in the availability of high-quality broadcast content, particularly given Japan’s hosting of the 2020 Olympics, we continue to anticipate renewed growth in our video delivery business as we progress throughout the year.
I want to give some additional color on the restructuring plan we disclosed in a filing in early January, which involved an approximately 4% reduction-in-force based on the Company’s headcount at year-end. This strategic action was in part designed to achieve improved efficiencies and better align operating expenses with recent revenue levels. Additionally, we took this action in order to facilitate our continued shift towards our growth initiatives and accelerate the allocation of increased resources in support of both our mobile and TrueCut growth businesses. As such, the reductions we made were primarily in non-mobile areas of our business. Conversely, we recently announced the opening of a new Pixelworks office in Shenzhen, China. This new engineering and customer support facility further expands our existing presence in China, providing us with important local resources to support existing and expanded engagements with smartphone customers, including for both our Mobile and TrueCut solutions.
Regarding TrueCut, I would like to take the opportunity to highlight several of the milestones we’ve achieved since our commercial launch of this innovative platform in April 2019. As a reminder, TrueCut was developed to provide a true end-to-end solution for cinematic motion and HDR, with the objectives of both expanding the boundaries for creators of high-quality video content, and then also preserving the creator’s original intent regardless of the display on which the content is ultimately viewed. Given the inherent wide disparity in streaming content quality and display capabilities, we decided to focus our initial efforts around mobile - with the goals of rapidly expanding TrueCut’s market reach and also to dramatically increase the amount of TrueCut formatted content available for potential viewers.
In conjunction with its commercial launch, we announced a multi-year marketing and license agreement for TrueCut with YouKu, a subsidiary of Alibaba, to jointly advance the ecosystem for high-quality HDR video on mobile devices in China. As one of the top 3 video content providers with over 500 million active users and an expansive existing library of content, YouKu is also a creator of its own digital entertainment in China, which made them an ideal first customer.
As part of our ongoing collaboration, we’ve made incredible headway on several metrics that we use to measure the platform’s market reach. Between April and as of year-end, or in roughly 9 months, the amount of video content available in TrueCut HDR format has expanded to more than 20,000 hours. In addition, Pixelworks has now completed the qualification of over 130 existing models spanning at least 9 mobile OEMs - making them TrueCut-enabled smartphones whenever a user views content utilizing the YouKu app. This translates to TrueCut content reaching more than 100 million mobile device users and an estimated 70% of all daily average users of YouKu in China.
Concurrently over the last 9 months, we’ve been actively working to demonstrate the platform’s value proposition and cultivate advocates for TrueCut in adjacent markets across the broader video ecosystem.

A fundamental element of the end-to-end solution we’ve developed are cloud based software tools that empower the creators of high-quality cinematic motion and HDR content to target a predictable viewing experience independent of the target display device. This has enabled Pixelworks to build growing support for TrueCut within the film industry. As highlighted in recent quarters and within only a few months of launching our TrueCut Motion Grading tools we received notable recognition and two prestigious awards: the Entertainment Technology Lumiere Award from the Advanced Imaging Society, and the Hollywood Professional Associations' Engineering Excellence Award.
TrueCut motion rendering has been used for 4 motion picture titles released in China cinemas, and 2 additional titles leveraging TrueCut are due to be released in 48 fps format in the near future. Lastly, we’re also actively engaged in a series of TrueCut evaluations with influential and prospective partners here in the U.S. We currently plan to begin shipping a beta release of our TrueCut motion rendering software tools to select film studios and post production partners in the current quarter, and we look forward to announcing additional milestones over the course of the year.
Now, looking more broadly at our Mobile business, which as a reminder includes licensing revenue generated from TrueCut, and which we do not break-out separately. For the full year, mobile revenue grew more than 170% and was driven by a combination of increased sales of our Iris solutions as well as licensing/royalty revenue associated with our previously discussed TrueCut agreement with YouKu.
Underpinning this growth were a number of significant milestones we achieved during 2019, including the commercial introductions of both our 5th generation Iris visual processor and Soft Iris advanced display color calibration software. We also successfully negotiated and entered into an ISV cooperative agreement with Qualcomm, providing smartphone OEMs with the ability to easily implement our industry-leading visual enhancement technology using our Soft Iris solution on devices running on the Snapdragon 855 and 855 Plus mobile platform.
Additionally, early in the year we secured a multi-year, multi-phone and co-branding agreement with HMD Global to incorporate Pixelworks' Iris technology in a broad range of next-generation Nokia smartphones. HMD subsequently launched the first two devices under this agreement in September, the Nokia 7.2 and Nokia 6.2. Both of these smartphones feature Nokia’s PureDisplay technology enabled by the incorporation of Pixelworks' Iris visual processor.
In total, during 2019 Pixelworks’ Iris solutions were incorporated into six smartphones launched across four different mobile OEM customers, included one new first-time OEM, TCL communications as well as the first implementation of our Soft Iris solution in a flagship gaming phone, the ASUS ROG2.
Specific to the fourth quarter, Mobile revenue, which was comprised almost entirely of sales of our Iris visual processors - increased 140% sequentially and by more than 400% year-over-year. As mentioned in my opening remarks, our record mobile business represented 24% of total revenue, and it was also the 9th consecutive quarter of year-over-year growth.
Since year-end, we’ve entered into two new publicly announced collaboration agreements with customers to incorporate Pixelworks’ leading visual processing and display enhancement technology in multiple planned next-generation devices. The first of which was Coolpad, which we announced, in conjunction with their participation at the consumer electronics show, their intent to launch the first of multiple new products later this year that leverage Pixelworks’ industry-leading SDR-to-HDR conversion, HDR Tone mapping and contrast enhancement solutions.
Then, most recently we announced the signing of a multi-year collaboration agreement with OPPO Group for the development and integration of advanced display and visual processing solutions. While this customer is the lead tier-one OEM that we made reference to last quarter, I want to emphasize that this collaboration agreement represents a significant milestone in the scope of our engagement with OPPO. In addition to closely collaborating for the last 8 months on a series of upcoming programs, we’re also working together to align and shape our respective product roadmaps. As indicated in the announcement, we anticipate the first in a series of smartphones derived from this collaboration to be launched in the first half this year.
We are obviously excited about working closely with OPPO to raise-the-bar on the visual and display experience in next-generation 5G smartphones. Having said that, I want to acknowledge and thank our Pixelworks team in China who have been closely working with OPPO’s engineering team while simultaneously advancing engagements with numerous other existing and new smartphone customers. As a result, our current pipeline of customer commitments to incorporate one or more of our Iris solutions in their next-generation devices is at an all-time high.
Following the recent launches of 5G service throughout the globe, we are seeing numerous OEMs adopting advanced mobile displays in order to couple the expanded capabilities of 5G with the ability to deliver premium video and enhanced gaming experiences. While the visual appeal of these advanced high-performance displays is extremely compelling, they also present new challenges due to higher frame rates, higher pixel count and wider color capabilities. Our Iris solutions were specifically designed to not only overcome these hurdles, but to fully optimize and take advantage of the superior performance capabilities offered by advanced displays. As a result, the value proposition of our mobile solutions is gaining strength, and Pixelworks is increasingly recognized as having the enabling-technology and expertise to help a number of smartphone OEMs achieve the desired and highly-differentiated performance on their next-generation devices.

To help quantify the pipeline for our mobile visual processing engagements, in the first half of 2020, we expect to announce design wins on approximately 12 models across 7 different mobile customers, 3 of which are first-time customers including Oppo. Again, these are all devices with planned launches during the first half of this year, and collectively they represent multiple flagships and mid-tier smartphones in addition to several high-end gaming phones. We also expect additional launches in the second half of the year.
Regarding the recent Coronavirus outbreak - we have taken necessary precautions to ensure the safety of our employees and adhered to the respective provincial governmental policies in both Shanghai and Shenzhen. This includes extending the Lunar holiday through February 9th and resuming work in our offices on February 10th although some employees have resumed work from home this week supporting critical projects. We have also issued a near-term hold on work-related travel into and out of China. Our supply chain is currently uninterrupted, and we have ample inventory to meet Q1 customer demand. Many of our customers have also resumed work from their homes and plan on returning to their offices as of February 10th. Some flexibility on venue and timing of planned Q1 product launches has been required by our customers but as of now we have seen no cancellations. Our management team is monitoring the situation closely and we will adapt to changes if and when they come.
In closing, the progress made over the last 6 months continues to validate our strategy and ability to achieve our ultimate objective of transforming Pixelworks into a mobile centric, growth company. Although the impact of the prolonged inventory corrections in our projector and video delivery markets are contributing to lower guidance for the first quarter and a disappointingly slow start to the year on a consolidated level, we don’t believe the current conditions in either of these markets are permanent - in fact, we anticipate both of these businesses to show improvement by the middle of this year. That said, our highest priority will remain focused on successful execution on our growing number of mobile engagements and mobile growth initiatives, including achievement of relevant milestones on our TrueCut platform. Specific to mobile revenue in the first quarter, we expect to maintain the trend of consecutive year-over-year growth. Looking further out, the trajectory of our mobile business in the second half of 2020 will largely depend on the reception of our technology in customers’ devices that are launched in the first half the year - however our goal continues to be for our mobile business to contribute 50% or more of total revenue by Q4 of this year.
With that I'll turn the call over to Elias for a review of our fourth quarter financials as well as more detailed guidance on expectations for the first quarter.
Elias Nader
Thank you, Todd.
Revenue for the fourth quarter of 2019 was $16.0 million, compared to $18.1 million in the third quarter, and compared to revenue of $20.5 million in prior-year fourth quarter, which included approximately $1.5 million of end-of-life product revenue. The sequential and year-over-year decline in fourth quarter revenue reflects the respective inventory corrections in both our digital projector and video delivery end markets, which was partially offset by record revenue contribution from the mobile market.
The breakdown of revenue during the fourth quarter was as follows:

•	Revenue from Digital Projector was approximately $9.4 million.

•	Video Delivery revenue was approximately $2.8 million.

•	Revenue from Mobile was approximately $3.8 million, comprised almost entirely of sales of our Iris visual processing solutions.
Non-GAAP gross profit margin was 48.0% in the fourth quarter of 2019, compared to 53.9% in the third quarter of 2018 and 55.1% in the fourth quarter of 2018.
Non-GAAP operating expenses were $10.4 million in the fourth quarter of 2019, compared to $10.3 million in the third quarter of 2019 and $10.3 million in the fourth quarter of 2018.
Adjusted EBITDA for the fourth quarter of 2019 was a negative $1.7 million, compared to positive $452,000 in the third quarter of 2019 and positive $1.8 million in the fourth quarter of 2018.
On a non-GAAP basis, we reported a net loss of $2.3 million, or loss of 6 cents per share, in the fourth quarter of 2019, compared to a non-GAAP net loss of $518,000, or loss of 1 penny per share, in the prior quarter, and non-GAAP net income of $1.3 million, or 3 cents per share, in the fourth quarter of 2018.

Moving to the balance sheet, we ended the fourth quarter of 2019 with cash, cash equivalents and short-term investments of approximately $14.2 million, compared to approximately $22.3 million at the end of the third quarter. Because cash usage was impacted by timing of receipt, I want to point out that a sizable portion of the sequential decrease in the reported cash balance was related to a small group of customers around year-end. Together these payments amounted to a significant portion of our reported accounts receivable at year-end. We collected these payments within the first week of January, subsequently resulting in both a meaningfully higher cash balance and lower accounts receivable as of early January. Therefore, our cash balance in Q4 ’19 would have been $18.4M. We believe our cash usage in Q1 ’20 will be similar to the ending cash balance of Q4 ‘19.
Inventory turns during the fourth quarter of 2019 were 7.8 times, compared to 11.0 times in the prior quarter.
Now turning to our guidance for the first quarter of 2020.
We expect revenues to be in a range of between $13.0 million and $15.0 million, which largely reflects first quarter seasonality in the digital projector market, combined with an expected continuation of prolonged inventory corrections in both our digital projector and video delivery end markets. Partially offsetting these primary contributing factors, we anticipate continued year-over-year revenue growth in the mobile market.
We expect non-GAAP gross profit margin of between 49.0% and 51.0%.
We anticipate operating expenses in the first quarter to range between $10.5 million and $11.5 million on a non-GAAP basis.
Lastly, we expect first quarter non-GAAP EPS to be in the range of between a loss of ($0.07) cents and a loss of ($0.13) cents per share.
That concludes our prepared remarks, and we will now open the call for questions. Operator, please proceed with managing the Q&A session.